Exhibit 99.1

GigCapital3, Inc. Announces the Separate Trading of its Common Stock and Warrants

Commencing July 2, 2020

PALO ALTO, Calif., — June 29, 2020 — GigCapital3, Inc. (NYSE: GIK.U) (the “Company” or “GigCapital3”) today announced that holders of the Company’s public units may elect to separately trade the common stock and warrants underlying such public units commencing on July 2, 2020. Each unit consists of one share of common stock and three-fourths (3/4) of one redeemable warrant of the Company. Each whole warrant entitles the holder to purchase one share of common stock of the Company at a price of $11.50 per share. For each public unit, one share of common stock and three-fourths (3/4) of one warrant will be issued. Because, pursuant to the warrant agreement, the warrants may only be exercised for a whole number of shares, only a whole warrant may be exercised at any given time. Accordingly, unless a holder of public units owns and separates in increments of four units, such holder will receive and be able to trade only whole warrants (to the extent that the holder owns and separates in increments of more than one unit), and will forfeit any fractional warrants upon separation of the units.

Those public units not separated will continue to trade under the symbol “GIK.U”. The common stock and warrants are expected to trade under the symbols “GIK” and “GIK.WS”, respectively. Holders of the public units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the public units into shares of common stock and warrants.

The public units were initially offered by the Company in an underwritten offering and Nomura Securities International, Inc. and Oppenheimer & Co. Inc. acted as the joint lead book-running managers for the offering, and Odeon Capital Group LLC (together with Nomura Securities International, Inc. and Oppenheimer & Co. Inc., the “Underwriters”) acted as co-manager for the offering.

Registration statements relating to the offering of the public units and the underlying securities have been filed by the Company and were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 5, 2020.

Additionally, the Underwriters have decided not to exercise their over-allotment option for the purchase of up to 3,000,000 units. As a result, and pursuant to the terms of an Amended and Restated Subscription Agreement for Founder Shares, dated April 16, 2020, by and between the Company and GigAcquisitions3, LLC, GigAcquisitions3, LLC will surrender 750,000 shares of the Company’s common stock and such shares will be cancelled on June 29, 2020.

A final prospectus relating to and describing the final terms of the offering has been filed with the Securities and Exchange Commission (the “SEC”). The offering was made only by means of a prospectus, copies of which may be obtained by contacting Nomura Securities International, Inc., Attention: Equity Syndicate Department, Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, or by telephone at 212-667-9000, or by email at equitysyndicateamericas@nomura.com; or Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com. Copies of the registration statement can also be accessed through the SEC’s website at www.sec.gov. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Note Concerning Forward Looking Statements

This news release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, a member entity of GigCapital Global and the founder of GigAcquisitions3, LLC, used pursuant to agreement.

About GigCapital3

GigCapital3 is a Private-to-Public Equity (PPE)™ company, also known as a blank check company or special purpose acquisition company (SPAC), focusing on the technology, media and telecommunications (TMT) industry. It is sponsored by GigAcquisitions3, LLC, which was founded by GigFounders, LLC, each a member entity of GigCapital Global, and formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.

The Company intends to focus on opportunities to capitalize on the ability of its management team, particularly its executive officers, to identify, acquire and operate a business with enterprise valuations larger than $500 million in the TMT industry. In particular, it intends to target TMT and sustainable industry companies anywhere in the world that embrace today’s digital transformation and experience as a competitive advantage.

Investor Contact:

Darrow Associates, Inc.

Jim Fanucchi, (408) 404-5400

ir@gigcapital3.com